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                                                                     EXHIBIT 1.2


              , 1999
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Salomon Smith Barney Inc.
390 Greenwich Street
New York, New York 10013


Dear Sirs and Mesdames:


         We refer to the Underwriting Agreement (the "UNDERWRITING AGREEMENT") dated as of the date hereof among Delphi Automotive Systems Corporation (the "COMPANY") and Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation and Schroder & Co. Inc., as representatives of the several U.S. Underwriters named in Schedule I thereto, and Morgan Stanley & Co. International Limited, Goldman Sachs International, Donaldson, Lufkin & Jenrette International and J. Henry Schroder & Co. Limited, as representatives of the several International Underwriters named in Schedule II thereto. Pursuant to the Underwriting Agreement, the Company proposes to issue and sell (the "OFFERING") to the several Underwriters (as defined therein) up to 100,000,000 shares of its Common Stock, par value $0.01 per share (the "SHARES"). The proposed principal terms of the Offering are set forth in the Underwriting Agreement, and are incorporated by reference herein. The parties hereto acknowledge that the provisions of the Underwriting Agreement shall apply to the parties hereunder, and that such parties shall be entitled to the rights and subject to the obligations contained in the Underwriting Agreement.

     As part of the offering contemplated by the Underwriting Agreement, Morgan Stanley & Co. Incorporated has agreed to reserve, as part of the Offering, up to _______ Shares for sale by Salomon Smith Barney Inc. ("SALOMON SMITH BARNEY") to certain of the Company's employees, officers and directors who reside in the United States as designated by the Company (collectively, "SSB PARTICIPANTS"), as set forth in the Prospectus under the heading "Underwriters" (the "SSB DIRECTED SHARE PROGRAM"). The Shares to be sold by Salomon Smith Barney pursuant to the SSB Directed Share Program (the "SSB DIRECTED SHARES") will be sold by Salomon Smith Barney pursuant to this Agreement at the public offering price set forth in the Pricing Agreement (as such term is defined in the Underwriting

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Agreement) in the jurisdictions designated by the Company. Any Directed Shares not orally confirmed for purchase by any SSB Participants by the end of the first business day after the date on which this Agreement is executed will be returned to Morgan Stanley & Co. Incorporated for offer to the public as set forth in the Prospectus. As a condition to the purchase by any SSB Participant of any SSB Directed Shares, Salomon Smith Barney will require each Participant to complete appropriate documentation relating to the SSB Directed Share Program, in form and substance satisfactory to the Company, that, among other things, such Participant (a) is a resident of the United States and (b) agrees to the restrictions on the Directed Shares set forth in Section 1 below.

            1. Covenants of the Company. In further consideration of the agreements of Salomon Smith Barney herein contained, the Company covenants that in connection with the SSB Directed Share Program, the Company will ensure that the Directed Shares of SSB Participants will be restricted, without exception, from any sale, transfer, assignment, pledge or hypothecation, except with the consent of Salomon Smith Barney, for a period of six months following the date of the effectiveness of the Registration Statement by directing the transfer agent to place stop transfer restrictions upon the Directed Shares for such period of time.

         2. Representations and Warranties. The Company represents and warrants to Salomon Smith Barney that the Company has not offered, or caused the Underwriters to offer, Shares to any person with the specific intent to unlawfully influence (A) a customer or supplier of the Company to alter the customer's or supplier's level or type of business with the Company or (B) a trade journalist or publication to write or publish favorable information about the Company or its products.

         3. Indemnification and Contribution. The indemnification and contribution provisions of Section VII of the Underwriting Agreement shall apply hereto as if stated herein, with the same force and effect as if used herein. Furthermore, the provisions of the second paragraph and the last sentence of the fourth paragraph of Section VII of the Underwriting Agreement shall apply to Salomon Smith Barney as if Salomon Smith Barney were the party named therein instead of Morgan Stanley & Co. Incorporated.

         4. Miscellaneous. This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement may not be amended except in writing signed by all parties hereto.



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         This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         The several obligations of Salomon Smith Barney hereunder will be subject to satisfactory completion of all of the obligations and conditions contained in the Underwriting Agreement.

         This Agreement may be terminated by Salomon Smith Barney at any time or by the Company at any time after 60 days from the date hereof upon written notice. The indemnification and contribution provisions of Section 3 and the governing law provision of Section 4 contained herein shall survive any termination of this Agreement.



                                    * * * * *


                                            Very truly yours,

                                            DELPHI AUTOMOTIVE SYSTEMS
                                                 CORPORATION


                                            By:
                                               ---------------------------------
                                                Name:
                                                Title:



Accepted as of the date hereof

SALOMON SMITH BARNEY INC.


By:
    --------------------------
     Name: James C. Cowles
     Title: Managing Director








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